L·L·B
    Lopez, Blevins, Bork & Associates, LLP ··· Certified Public Accountants

Consent of Independent Certified Public Accountants

We consent to the use of our report dated October 4, 2004, on the financial statements of Enwin Resources, Inc. as of August 31, 2004 and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years then ended and for the period from July 3, 2002 (Inception) through August 31, 2004, and the inclusion of our name under the heading “Experts” in the Form SB-2, Amendment #7 Registration Statement filed with the Securities and Exchange commission.

/s/ Lopez, Blevins, Bork & Associates, LLP
Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

May 25, 2005

2500 Wilcrest Drive, Suite 150 · Houston, Texas 77042 · Tel: (713) 877-9944 · Fax: (713) 979-1835